Exhibit (6)(x)(i)

COLLEGE RETIREMENT EQUITIES FUND
(CREF)
730 Third Avenue, New York, N.Y. 10017-3206
Telephone: [800-842-2733]

Endorsement to Your CREF Roth IRA Certificate

Effective date: [The Date of Issue]

This endorsement changes some of the provisions of your CREF Roth IRA certificate and becomes part of it. It does not take away any of the rights established under your current certificate. It is important that you read the endorsement, and attach it to your certificate.

The Modified Adjusted Gross Income (AGI) provision is replaced with the following:

Your Modified Adjusted Gross Income (AGI) for a taxable year is as defined in IRC section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from an eligible retirement plan other than a Roth IRA (a “conversion”).

The IRA Amount provision is changed by:

a.) replacing the first and last paragraphs of the second item A) with the following:

Such contributions may not exceed the lesser of the applicable amount or your Compensation, per tax year. In addition to such contribution amounts, you may make a repayment of a qualified reservist distribution described in IRC section 72(t)(2)(G) during the two-year period beginning on the day after the end of the active duty period.

After 2008, the limits in 1. and 2. will be adjusted by the Secretary of Treasury for cost-of- living increases under IRC section 219(b)(5)(D). The adjustments will be in multiples of $500.

b.) adding the following to the second item B):

After 2006, the dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under IRC section 408A(c)(3). The adjustments will be in multiples of $1,000.

The qualified rollover contribution provision is replaced with the following:

A qualified rollover contribution is a rollover contribution of a distribution from an IRA that meets the requirements of IRC section 408(d)(3), except that the one-rollover-per-year rule of IRC section 408(d)(3)(B) does not apply if the rollover contribution is from a Non-Roth IRA. For taxable years beginning after 2005, a qualified rollover contribution includes a rollover from a designated Roth account described in Code Section 402A; and for taxable years beginning after

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2007, a qualified rollover contribution also includes a rollover from an eligible retirement plan described in Section 402(c)(8)(B).

A rollover from an eligible retirement plan other than a Roth IRA or a designated Roth account cannot be made to this IRA if, for the year the amount is distributed from the other plan, (i) the individual is married and files a separate return, (ii) the individual is not married and has modified AGI in excess of $100,000 or (iii) the individual is married and together the individual and the individual’s spouse have modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year. For taxable years beginning after 2009, the limits in this paragraph do not apply to qualified rollover contributions.

The Distribution Requirements provision is changed by:

a.) replacing the first paragraph of item B with the following:

If the sole beneficiary is your surviving spouse, the entire death benefit will be distributed, starting by the later of: (1) the end of the calendar year following the calendar year in which you die, or (2) the end of the calendar year in which you would have attained age 70½, over your spouse’s life expectancy or, if elected, as explained in C) below.

b.) adding the following:

Your certificate will be administered, and benefit payments will be determined and made, to comply with the distribution requirements of the IRC. The death benefit will be distributed according to the requirements of IRC section 408(b)(3), as modified by IRC section 408A(c)(5) and the regulations issued thereunder, the provisions of which are incorporated by reference.

If the entire death benefit is not applied, on an irrevocable basis, to an income option or a lump-sum benefit, the minimum distribution rules of IRC section 408(a)(6), as modified by IRC section 408A(c)(5) and the regulations thereunder, will apply instead of the distribution rules described in this section.

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